Morgan Stanley Institutional Fund, Inc. - Emerging
Markets External Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 BRF - Brasil Foods S.A. 4.750%
due 5/22/2024
Purchase/Trade Date:	 5/15/2014
Offering Price of Shares: $98.422
Total Amount of Offering: $750,000,000
Amount Purchased by Fund: $200,000
Percentage of Offering Purchased by Fund: 0.027
Percentage of Fund's Total Assets: 0.95
Brokers: BB Securities, BTG Pactual, Itau BBA, Morgan
Stanley, Santander
Purchased from:  Banco Santander
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.